EXHIBIT 10.20


                                   TRANSLATION


                                                  Airports Authority of Thailand
                                                      171 Vibhavadi Rangsit Road
                                                         Bangkok 10210, Thailand
                                                             Tel: (662) 535-1111
                                                             Fax: (662) 531-5559


No. AAT 6034/2540 (1997)                             November 11, 1997

Managing Director
King Power Tax-Free Co., Ltd.

Ref: 1. The Company's letter No. JT. 172/1997, dated October 8, 1997
     2. The Company's letter No. TF. 23/1997, dated November 6, 1997

Encl: Two sheets of the floor plan and space allowed to rent

Dear Sir:

          Request for additional space for Amazing Thailand project
          ---------------------------------------------------------

     Following a request from King Power Tax-Free Co., Ltd. to rent additional space to sell Thai goods to promote tourism in Thailand and renovate its outlets No 3342E and 3342F at the Departure Lounge, Terminal 1, taking 10 days for each outlet, and ask for reduction of the return rate for November 1997 as stated in the reference letters

     The Airports Authority of Thailand (MT) has considered the request and is pleased to notify the Company that:
     1. AAT allows the Company to sell goods and souvenirs to promote tourism in Thailand for two years, starting January 1, 1998 to December 31, 1999 at the International Terminal 1, 3rd floor, at the passenger lounge beside the glass wall on the east, and International Terminal 2, 3rd floor, at the connection posts of Terminal 2 and the south corridor, and space in front of the special passenger lounge of EVA Air Co., Ltd. with not additional return charge but AAT will continue to collect the rent of Bt750 per square metre per month, service fees of 15 percent of the rent, household taxes of 12.5 percent of the rent, and other fees at the rate fixed by MT. However, the Company is required to sell goods at low prices (lower than those in department stores).

     2. MT allows the Company to renovate space No. 3342E and 3342F, each about 257 square metres and MT will reduce the return charges during the renovation at Btl,736.43 per day with a condition that renovation for each outlet shall not exceed 10 days. If renovation is completed before the 10 days' period, the reduction of the return rated will be calculated on the actual renovation days but if beyond 10 days' period, the reduction of the return rate will be calculated only for 10 days.

     In terms of renovation, the Company has to submit its renovation plan to AAT for approval in advance, and the Company can now proceed to coordinate with the Airport Control Center, Airport Operations Department, Te1. 535-1262.

     For your information and please reply to confirm your decision in writing by November 20, 1997.

                                Very Truly Yours,

                             (Mr. Bancha Pattaporn)
                            Deputy Managing Director
                    Acting on Behalf of the Managing Director







Finance Department
Tel: 535-1590
Fax: 535-1855







[Two pages of graphics(floor plans) omitted.]